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                                                                    Exhibit 21.1

                        Subsidiaries of the Registrants


The Company

     Mule-Hide Products Co., Inc., a Texas corporation
     Amcraft Building Products Co., Inc., a Delaware corporation


Mule-Hide Products Co., Inc.

     None


Amcraft Building Products Co.

     None